EXHIBIT 99.1
Community Capital Bancshares Reports Third Quarter Earnings

Albany, GA., October 21, 2005 / PRNewswire. - Community Capital Bancshares, Inc. (Nasdaq: ALBY) reports net income for the nine months ended September 30, 2005 of $789,000 as compared to $618,000 for the same period last year. This is an increase of $171,000 or 28%. Primary earnings per share for the nine months ended September 30, 2005 were $0.27 compared to $0.33 for the same period of the prior year. Fully diluted earnings per share for the nine months ended September 30, 2005 were $0.26 compared to the 2004 amount of $0.31. Net income for the three months ended September 30, 2005 was $298,000 or $0.10 primary and fully diluted earnings per share. This compares to $213,000 or $0.10 primary and $0.09 fully diluted earnings per share for the same period in 2004.

Total assets at September 30, 2005 were $284,884,000 as compared to $185,075,000 at September 30, 2004. This is an increase of $99,809,000 or 54%. Net loans at September 30, 2005 were $201,464,000 and have increased $85,596,000 or 75% over the past twelve months. Deposits increased $85,967,000 or 64% during the past twelve months to $219,690,000 as of September 30, 2005. Total average assets at September 30, 2005 were $234,634,000 and average earning assets were $211,200,000.

For the three months ended September 30, 2005, total assets increased $43,038,000. The majority of this increase was in the loan portfolio, which increased $33,261,000. The loan production office in Charleston generated $19,055,000 of the new loan growth. The Alabama market generated $9,111,000 and the remaining amount of $5,094,000 was generated in the Albany market.

The increases in earning assets are reflected in the net interest income which increased $1,598,000 on a year to date basis from September 30, 2004 to 2005. The increased provision for loan losses is indicative of the increased outstanding loans. Overall loan quality remains very good with loans past due thirty days or more at 1.02%.

Community Capital is headquartered in Albany, Georgia, and is the holding company for Albany Bank & Trust which has three banking locations in Albany, Georgia and a loan production office in Charleston, South Carolina, and AB&T National Bank which has offices in Dothan and Auburn, Alabama. The stock is traded on the Nasdaq Capital Market under the symbol “ALBY”.

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

Community Capital Bancshares
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)
	Three months ended		Nine months ended
Earnings Summary:	9/30/05	9/30/04	9/30/05	9/30/04
Net interest income	$2,278	$1,561	$6,262	$4,664
Provision for loan losses	370	20	800	35
Non-interest income	706	410	1,526	1,023
Non-interest expense	2,198	1,648	5,891	4,752
Income tax expense	118	90	308	282
Net income	$298	$213	$789	$618
Primary earnings per share	$0.10	$0.10	$0.27	$0.33

Fully diluted earnings per share	$0.10	$0.09	$0.26	$0.31

Summary Balance Sheets	9/30/05	9/30/04
Cash and due from banks	$8,787	$6,095
Federal funds sold	8,222	10,483
Investment securities	45,085	35,897
Loans	203,696	116,531
Less: allowance for loan losses	(2,232)	(1,663)
Other assets	21,326	17,732
Total Assets	$284,884	$185,075

Total deposits	$219,690	$133,723
Other borrowings	37,124	24,368
Other liabilities	1,838	1,216
Total stockholders’ equity	26,232	25,768
Total liabilities and stockholders’ equity	$284,884	$185,075